[logo]                                                          N E W S
THOMAS                                                             R E L E A S E
  INDUSTRIES INC.

  EXECUTIVE OFFICE
  4360 Brownsboro Road, Suite 300
  Louisville, Kentucky  40207-1603
  502/893-4600 o Fax: 502/895-6618




THOMAS INDUSTRIES REPORTS YEAR-END SALES AND EARNINGS

     LOUISVILLE, Ky., February 9, 2005 -- Thomas Industries Inc. (NYSE: TII) today reported record earnings for the year ended December 31, 2004, on net sales that were a record for its pump and compressor business.

     Net sales for the year increased nine percent to $410,114,000, as compared to $376,774,000 a year ago. Net income for the year was $114,154,000, or $6.44 per share, compared to $37,314,000, or $2.12 per share for the comparable period a year ago. Net income for 2004 includes an after-tax gain on the sale of Thomas Industries' equity interest of its lighting joint venture, The Genlyte Thomas Group (GTG), of $4.74 per share. The year also reflects equity earnings from GTG from January 1 to July 31.

     Net sales for the quarter increased one percent, to $100,243,000 from $99,633,000 in 2003. Net income declined in the fourth quarter, reflecting the lack of equity earnings from GTG that was sold in July 2004. Net income for the quarter was $3,431,000, or $.19 per share, versus $8,493,000, or $.48 per share a year ago.

     Sales were positively impacted in the fourth quarter and year by foreign exchange rate differences from the previous year's period by approximately $4,800,000 and $22,000,000 respectively.

     In 2004, operating income for the pump and compressor business increased five percent for the quarter and eleven percent for the year. Corporate expenses were $3,148,000 and $11,204,000 for the fourth quarter and full-year, respectively. Pre-tax income for 2004 includes non-recurring charges for the quarter and full-year of $356,000 and $2,836,000, respectively, for the shutdown of a production facility in Wuppertal, Germany. The Company also incurred non-recurring legal expenses for patent litigation, a review of strategic alternatives, and a legal restructuring of the Company's European entities of $1,089,000 for the quarter and $1,309,000 for the year. Additionally, environmental charges of $200,000 for the quarter and $1,100,000 for the year were incurred relating to a former lighting facility sold in 1985.

     Costs to comply with the requirements of Sarbanes-Oxley were $327,000 and $1,500,000 for the quarter and year, respectively. These costs will continue in 2005. The evaluation and audit of Thomas Industries' internal control systems has not been completed.

     In commenting on the fourth quarter and year-end results, Timothy C. Brown, Chairman, President and CEO stated, "Operating income for the fourth quarter and year were records for the pump and compressor business. In the fourth quarter, our Asia Pacific Group posted a seven percent increase in sales, followed by a three percent increase for our European Group. The North American Group posted a four percent decline in sales for the quarter, due in large part to lower sales in the automotive air suspension market and the anticipated decline in compressors for oxygen concentrators. This was offset by strong sales in certain other medical markets including nebulizers, aspirators and central vacuum systems for hospitals."

     In commenting on the outlook for the year 2005, Brown said, "We continue to face very competitive pricing pressures within some of our key markets and are responding with improved efficiencies and reduced costs. In the second quarter of 2005 we will begin production in our new manufacturing facility in Wuxi, China. We are working to integrate the recent acquisition of the Ruey Chaang side channel blower business and are finalizing plans to increase capacity and improve efficiencies at our largest manufacturing facility in Schopfheim, Germany. Overall, we remain optimistic about the year ahead."

     Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by world-wide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include Welch laboratory equipment and Oberdorfer bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 21 countries, spanning five continents.

                                      # # #

The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries to meet business sales goals, effectiveness of operating initiatives, currency exchange and interest rates, adverse outcome of pending or potential litigation, fluctuations in commodity prices, the timing of the magnitude of capital expenditures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2003. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.


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


                                                        THOMAS INDUSTRIES INC.
                                                     COMPARATIVE SALES AND INCOME
                                                  (In Thousands Except Per Share Data)


      For the three months ended December 31:
                                                                  2004            2003               % Change
                                                                  ----            ----               --------

      Net Sales                                                 $100,243                $99,633          0.6%

      Cost of Product Sold                                        64,162                 66,079
                                                                --------                -------
      Gross Profit                                                36,081                 33,554          7.5%
      SG&A Expenses                                               29,913                 27,949          7.0%
      Equity Income from Lighting (1)                                  0                  8,493
      Gain on sale of GTG (2)                                       -361                      0
                                                                --------                -------
      Operating Income                                             5,807                 14,098        -58.8%
      Interest Expense                                               295                  1,174
      Interest Income                                              1,201                    108
      Other Income (Expense)                                        -715                   -664
                                                                --------                -------

      Income Before Income Taxes                                   5,998                 12,368        -51.5%
      Income Taxes                                                 2,567                  3,872
      Income Before Minority Interest                              3,431                  8,496
      Minority Interest, net of tax                                    0                      3
                                                                --------                -------
      Net Income                                               $   3,431                 $8,493        -59.6%
                                                               =========                 ======

      Net Income Per Share:
      --  Basic                                                   $ 0.19                 $ 0.49        -61.2%
      --  Diluted                                                 $ 0.19                 $ 0.48        -60.4%
      Dividends Per Share                                        $ 0.095                $ 0.095
      Weighted average number
           of common shares outstanding (3):
           --  Basic                                              17,715                 17,261
           --  Diluted                                            17,995                 17,721

      For the twelve months ended December 31:
                                                                  2004                   2003       % Change
                                                                  ----                   ----       --------
      Net Sales                                                 $410,114               $376,774          8.8%

      Cost of Product Sold                                       262,654                246,832
                                                                --------                -------
      Gross Profit                                               147,460                129,942         13.5%
      SG&A Expenses                                              117,728                101,943         15.5%
      Equity Income from Lighting (4)                             18,608                 32,138
      Gain on sale of GTG (2)                                    160,410                      0
                                                                --------                -------
      Operating Income                                           208,750                 60,137        247.1%
      Interest Expense                                             2,691                  4,237
      Interest Income                                              2,335                    312
      Other Income (Expense)                                        -724                   -533
                                                                --------                -------
      Income Before Income Taxes                                 207,670                 55,679        273.0%
      Income Taxes                                                93,516                 18,340
      Income Before Minority Interest                            114,154                 37,339
      Minority Interest, net of tax                                    0                     25
                                                                --------                -------
      Net Income (5)                                            $114,154                $37,314        205.9%
                                                                ========                =======

      Net Income Per Share:
      --  Basic                                                   $ 6.53                 $ 2.17        200.9%
      --  Diluted (5)                                             $ 6.44                 $ 2.12        203.8%
      Dividends Per Share                                         $0.380                $ 0.370
      Weighted average number
           of common shares outstanding (3):
           --  Basic                                              17,483                 17,200
           --  Diluted                                            17,733                 17,570



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


                                              THOMAS INDUSTRIES INC.
                                     COMPARATIVE INDUSTRY SEGMENT INFORMATION
                                                (IN THOUSANDS)


For the three months ended December 31:

                                                           2004                    2003                 % Change
                                                           ----                    ----                 --------
Sales & Operating Revenues:
  Pump and Compressor                                    $100,243                 $ 99,633                    0.6%
  Lighting                                                     --                       --
                                                      ------------            -------------
      Total                                              $100,243                 $ 99,633                    0.6%

Operating Income (Loss):
  Pump and Compressor                                     $ 9,316                  $ 8,836                    5.4%
  Lighting (1)                                                  0                    8,493
  Gain on sale of GTG (2)                                    -361                        0
  Corporate                                                -3,148                    -3,231                   -2.6%
                                                      ------------            -------------
      Total                                             $   5,807                 $ 14,098                  -58.8%
                                                      ============            =============


For the twelve months ended December 31:
                                                         2004                     2003                  % Change
                                                         ----                     ----                  --------
Sales & Operating Revenues:
  Pump and Compressor                                    $410,114                 $376,774                    8.8%
  Lighting                                                     --                      --
                                                      ------------            -------------
      Total                                              $410,114                 $376,774                    8.8%
                                                      ============            =============

Operating Income (Loss):
  Pump and Compressor                                     $40,936                  $36,742                   11.4%
  Lighting (4)                                             18,608                   32,138                  -42.1%
  Gain on sale of GTG (2)                                 160,410                        0
  Corporate                                               -11,204                   -8,743                   28.1%
                                                      ------------            -------------
      Total                                             $ 208,750                  $60,137                  247.1%
                                                      ============            =============




(1) Consists of equity income of $8,556,000 in 2003 from our 32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $63,000 in 2003 related to to expense recorded for Thomas Industries stock options issued to GTG employees.
(2) Gain on sale of our 32 percent interest in the Genlyte Thomas Group (GTG) joint venture.
(3)   As of February 7, 2005, the actual common shares outstanding are 17,831,097.
(4)   Consists of equity income of $18,752,000 in 2004 and $32,409,000 in 2003 from our 32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $144,000 in 2004 and $271,000 in 2003 related to expense recorded for Thomas Industries stock options issued to GTG employees.
(5) Includes $84,135,000 net gain on the July 31, 2004, sale of GTG, or $4.74 per diluted share.

THE FOREGOING UNAUDITED FIGURES HAVE BEEN APPROVED BY THE MANAGEMENT OF THOMAS
INDUSTRIES INC. FOR OFFICIAL RELEASE ON THE DATE INDICATED.






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